Exhibit (a)(1)(F)

Form of Reminder E-mail to Eligible Participants

Subject: Reminder — OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS EXPIRATION DATE IS APPROACHING

Dear iRobot Employee:

The Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Option Exchange Program”) for all “eligible options” is currently open and available to all “eligible participants” (as these terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options document filed as an exhibit to the Tender Offer Statement on Schedule TO filed on April 30, 2009, as amended on May 11, 2009, with the Securities and Exchange Commission (the “Option Exchange Program materials”)).

As previously communicated and described in the Option Exchange Program materials, the exchange offer is schedule to close on May 29, 2009 at 11:59 p.m., Eastern Time, unless it is extended. If you wish to participate in the Option Exchange Program and have not done so already, or you wish to make changes to your current election, you must log into the following website and follow the directions listed: https://iRobot.equitybenefits.com (the “offer website”). If you have technical difficulties with the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. You must submit a completed and signed paper election form to Donna Rossi via mail, courier or hand delivery at iRobot Corporation, 8 Crosby Drive, M/S 10-2, Bedford, MA 01730, via facsimile at (781) 430-3001 or via email at optionexchange@irobot.com. Any election or new election that you make, must be received by iRobot before 11:59 p.m., Eastern Time, on May 29, 2009, unless it is extended.

Your participation in the Option Exchange Program is voluntary. You are not obligated to participate in the Option Exchange Program, and if you do not respond by the deadline referred to above, any stock options you hold will remain outstanding and subject to their present terms. Questions about the Option Exchange Program or requests for assistance or for additional copies of any Option Exchange Program materials should be made by email to optionexchange@irobot.com. We will attempt to respond to all questions within one business day of submission.